PERSONAL AND CONFIDENTIAL

May 9, 2023

Domenic Della Penna

255 Crofters Road

Woodbridge, Ontario

L4L 8P6

Dear Domenic,

Re:         Updated Terms and Conditions of Employment

On behalf of Venus Concept Canada Corp. (“Venus” or the “Company”), we are pleased to offer you (the “Executive”) enhancements to the severance provisions of your terms of employment, including in the event of a change of control.

Venus maintains the right to refresh employment agreements from time to time, and as such, we have prepared this addendum (the “Addendum”) to your existing Employment Agreement dated July 28, 2017 (the “Employment Agreement”) which we would ask that you review carefully, and sign and return by no later than May 12, 2023. You agree that the enhanced severance provisions constitute fair and valid consideration for accepting the terms of this Addendum.

Section 4 (Obligations Upon Termination of Employment) of your Employment Agreement is hereby deleted in its entirety and replaced as follows:

4.         Obligations Upon Termination Of Employment.

a)

Executive’s Obligations. Executive hereby acknowledges and agrees that all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (“PDA”) devices, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates. In addition. Executive shall continue to be subject to the Confidential Information Agreement. The representations and warranties contained herein and Executive’s obligations under Subsection 4(a) and the Confidential Information Agreement (the terms of which are incorporated herein) shall survive the termination of Executive’s employment and the termination of this Agreement.

b)

Payments of Accrued Obligations upon Termination of Employment. Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within ten (10) days after the date of termination of Executive’s employment with the Company (or such earlier date as may be required by applicable law): (i) any portion of the Executive’s Base Salary earned through Executive’s date of termination of employment not theretofore paid, (ii) any expenses owed to Executive under Section 2(e) above, (iii) any accrued but unused vacation pay owed to Executive pursuant to Section 2(d) above, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 2(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

c)

Covered Termination Other Than During a Change in Control Period. If Executive experiences a Covered Termination at any time other than during a Change in Control Period, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with all of the following:

i.

Pay in Lieu of Notice. Executive shall be entitled to receive pay in lieu of notice of termination in a lump sum amount equal to Executive’s then-existing annual Base Salary in effect as of Executive’s termination date, less applicable withholdings, which shall be inclusive of Executive’s entitlements under the Ontario Employment Standards Act, 2000 (the “ESA”) in respect of notice of termination or pay in lieu thereof and severance pay (if applicable).

ii.

Pay in Lieu of Bonus. Additionally, the Executive will receive: a lump sum payment equal to 50% of the average of the last two (2) years’ Annual Bonus that Executive received prior to termination of employment, and a lump sum payment equal to one (1) times Executive’s target Annual Bonus assuming achievement of performance goals at target, pro rata, in each case, as in effect as of Executive’s termination date. Such amounts will be subject to applicable withholdings.

iii.

Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the ninth (9th) calendar month following the date of termination of Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer. In no event will Executive’s benefits be continued for less time than the minimum applicable notice of termination period under the ESA.

Executive acknowledges and agrees that the obligation of Executive under this Section 4(c) to pay or provide any amounts and entitlements exceeding the Executive’s minimum entitlements under the ESA will be contingent upon Executive’s execution and delivery to the Company of a full and final release of claims, which will include confidentiality, indemnity and non-disparagement provisions and otherwise be in a form satisfactory to the Company, in its sole and absolute discretion.

d)

Covered Termination During a Change in Control Period. If Executive experiences a Covered Termination during a Change in Control Period, then in addition to any accrued obligations payable under Section 4(b) above, the Company shall provide Executive with all of the following:

i.

Pay in Lieu of Notice. Executive shall be entitled to receive pay in lieu of notice of termination in a lump sum amount equal to Executive’s then-existing annual Base Salary in effect as of Executive’s termination date, less applicable withholdings, which shall be inclusive of Executive’s entitlements under the ESA in respect of notice of termination or pay in lieu thereof and severance pay (if applicable).

ii.

Pay in Lieu of Bonus. Additionally, Executive will receive: a lump sum payment equal to 75% of the average of the last two (2) years’ Annual Bonus that Executive received prior to termination of employment, and a lump sum payment equal to one (1) times Executive’s target Annual Bonus assuming achievement of performance goals at target, pro rata, in each case, as in effect as of Executive’s termination date. Such amounts will be subject to applicable withholdings.

iii.

Equity Awards. Each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such the date of termination of Executive’s employment.

iv.

Benefits Continuation. The Company shall continue Executive’s participation in group benefits plans sponsored by the Company, subject to the terms and conditions of such plans, for the period commencing on the date of termination of Executive’s employment through the earlier of (A) the last day of the twelfth (12th) full calendar month following the date of termination of Executive’s employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group plan of a subsequent employer. In no event will Executive’s benefits be continued for less time than the minimum applicable notice of termination period under the ESA.

Executive acknowledges and agrees that the obligation of Executive under this Section 4(d) to pay or provide any amounts and entitlements exceeding the Executive’s minimum entitlements under the ESA will be contingent upon Executive’s execution and delivery to the Company of a full and final release of claims, which will include confidentiality, indemnity and non-disparagement provisions and otherwise be in a form satisfactory to the Company, in its sole and absolute discretion.

e)

Termination for Cause. The Company may terminate Executive’s employment for Cause. If Executive’s employment is terminated by the Company for Cause, the Company will provide the Executive with the accrued obligations payable under Section 4(b) above, and, only if applicable, the Employee’s minimum entitlements under the ESA in respect of notice or pay in lieu of notice, severance pay (if applicable) and continuation of benefits for the minimum statutory notice period.

f)

Non-Compete, Non-Solicitation. While employed with the Company and i) in the case of resignation or Covered Termination Other Than During a Change in Control Period, for a period of six (6) months after the last day of Executive's employment with the Company, and ii) in the case of Covered Termination During a Change in Control Period or termination for Cause for a period of nine (9) months after the last day of Executive's employment with the Company, the Executive will not directly or indirectly participate or assist in selling, attempting to sell or planning to sell, or become employed by any entity which sells or plans to sell, any products / services related to invasive, minimally invasive or non-invasive aesthetic devices or products in any jurisdiction in which the Company, has engaged in efforts to market its goods or services within the ninety (90) days period immediately preceding the last day of the Executive's employment with the Company.

Executive further agrees that, during the Executive’s employment with the Company and i) in the case of resignation or Covered Termination Other Than During a Change in Control Period, for a period of six (6) months after the last day of Executive's employment with the Company, and ii) in the case of Covered Termination During a Change in Control Period or termination for Cause for a period of nine (9) months after the last day of Executive's employment with the Company, he shall not, directly or indirectly: (i) solicit, induce, entice or attempt to entice any employee or contractor of the Company who was an employee or contractor of the Company within the twelve (12) months preceding the date of termination of the Executive's employment, to terminate his or her employment, contractual, or other relationship with the Company; (ii) solicit or accept any business for any product sold, manufactured, imported, licensed or distributed by the Company (as of the date of termination of the Executive's employment) from any person, firm or corporation that was a customer of the Company within the twelve (12) months preceding the date of termination; and (iii) solicit, induce, entice or attempt to entice any customer or supplier of the Company that was a customer or supplier of the Company within the twelve (12) months preceding the date of termination of the Executive's employment, to terminate its business relationship with the Company.

g)

ESA Prevails; Full and Final Satisfaction; No Other Obligations. To the extent that the compensation and benefits provided under this Section 4 do not fully satisfy Executive’s minimum entitlements under the ESA, payment and provision of any additional compensation and benefits that are then required to be paid or provided to Executive in order to satisfy Executive’s minimum entitlements under the ESA will be paid and/or provided. For absolute clarity, in no case will Executive receive less than the minimum payments and benefits that are required to be provided to him by the Company upon such termination pursuant to the ESA.

The payments and benefits provided under this Section 4 shall be inclusive of all of Executive’s statutory entitlements to notice or pay in lieu thereof and severance pay, if any, and will be provided to Executive in full and final satisfaction of his entitlements to notice, pay in lieu of notice, severance, and any other payments or benefits arising from Executive’s employment and termination thereof, pursuant to contract, tort, statute, common law, or otherwise. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any prior agreement and any severance plan/policy of the Company.

h)

No Requirement to Mitigate: Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

i)

Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

Section 7(b) (Withholdings and Offsets) of your Employment Agreement is hereby deleted in its entirety and replaced as follows:

7.         Miscellaneous Provisions.

b)

Withholdings and Offsets. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, provincial, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise. If Executive is indebted to the Company on the date of his or her termination of employment, the Company reserves the right to offset any payments in lieu of notice under this Agreement by the amount of such indebtedness, except any amounts owing pursuant to the ESA.

For clarity, all other subsections in Section 7 shall remain unchanged.

Section 8(c) (Cause) of your Employment Agreement is hereby deleted in its entirety and replaced as follows:

8.         Definition of Terms.

c)	Cause. “Cause” shall mean anything that would constitute just cause for the immediate termination of Employee’s employment under applicable law.

For clarity, all other defined terms in Section 8 shall remain unchanged.

Except for the provisions outlined immediately above, the terms and conditions of your existing Employment Agreement continue to apply to your employment with the Venus without revision.

If you have any questions or require additional information, please do not hesitate to contact me.

Sincerely,

/s/ Rajiv De Silva

Rajiv De Silva

Chief Executive Officer

Venus Concept Canada Corp.

***

I, Domenic Della Penna, have carefully read and understand the terms and conditions of the addendum set out in the above letter, and have had an adequate opportunity to seek and obtain independent legal advice. I agree that I have received fair and valid consideration for accepting the terms of this Addendum.

_/s/ Domenic Della Penna__________                             __         May 9, 2023________

Domenic Della Penna Date